Exhibit 99.1

INTERVAL LEISURE GROUP ANNOUNCES APPOINTMENT OF CRUISE INDUSTRY VETERAN TO ITS BOARD OF DIRECTORS

Miami, FL —October 11, 2012 Interval Leisure Group, Inc. (NASDAQ: IILG) announced today that its board of directors has elected hospitality veteran, Vicki L. Freed as its newest member.  She replaces retiring board member Greg Blatt, who has stepped down to focus on his role as Chief Executive Officer of InterActiveCorp and to reduce his outside board commitments.

“We are pleased to have Vicki join our board,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group. “Vicki brings over 30 years of experience in non-traditional hospitality and leisure operations to our organization. Her success in leading a world class sales and marketing infrastructure will surely provide our board with new and valued perspectives. “

Ms. Freed has served as Senior Vice President, Sales, Trade Support and Service for Royal Caribbean International, a global cruise vacation company, since January 2008. Prior to joining Royal Caribbean, she spent 29 years with Carnival Cruise Lines, where she was Senior Vice President of Sales and Marketing for15 years. From 1998 to 2000, Freed also served as the first female chairman of the Cruise Line International Association, the marketing and travel agent training arm of the North American cruise industry. Freed earned a bachelor’s degree in business with an emphasis in marketing from the University of Colorado. She also holds a Certified Travel Counselor (CTC) designation.

“I thank Greg Blatt for his service to Interval Leisure Group and for his many contributions in guiding ILG to be a strong independent public company,” concluded Nash. “We wish Greg ongoing success as he focuses on his role as the CEO of IAC.”

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has more than 3,500 employees worldwide.

The company’s primary operating segment is Membership and Exchange, which offers travel and leisure related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 15 countries, it operates the Interval Network of approximately 2,700 resorts in more than 75 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) and Preferred Residences networks.

ILG also has a Management and Rental operating segment that includes Aston Hotels & Resorts, Vacation Resorts International, and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as rental services, to travelers and owners at more than 200 vacation properties, resorts and club locations throughout North America.

More information about the Company is available at www.iilg.com.

Investor Contact:

Jennifer Klein

Investor Relations

Jennifer.Klein@iilg.com

305-925-7302

Media Contact:

Christine Boesch

Corporate Communications

Chris.Boesch@intervalintl.com

305-925-7267